EXHIBIT 10.2
January 19, 2024
John Harris
EVP, Global Operations & Manufacturing Strategy
John,
I am pleased to confirm our conversation regarding the changes to your compensation in connection with your promotion to EVP, Global Operations & Manufacturing Strategy. In this position, you will be a member of the Executive Leadership Team.
Base Compensation
Effective January 19, 2024, your base compensation will be at the annual rate of €410,000.
Short-Term Incentive Awards
Effective for the 2024 plan year, your target Short-Term Incentive award will be 65% of your eligible earnings. For 2024, your payout will be based on the performance of the Cardio and Vascular product category. Starting in 2025 your payout will be based on the performance of all product categories.
Long-Term Incentive Awards
Your target Long-Term Incentive Award is $595,000. The Compensation and Organization Committee of the Board of Directors ("the Committee") has granted you an award of this amount for 2024. Starting in 2025, your actual award may be higher or lower than this target amount as determined by the Committee. Long-Term Incentive awards will be delivered subject to the same vehicles, mix, terms, and conditions as for other similarly situated Executive Leadership Team members.
Prior Equity Award Granted on February 24, 2023
As you are aware, you were the recipient of a prior equity award which was granted on February 24, 2023 ("the Prior

Award”).The Committee has waived the vesting requirements on the Prior Award that requires you to retire on January 3, 2025. Vesting of the Prior Award remains contingent however on your continued employment through January 3, 2025, and your execution and delivery of a general release of claims related to your employment through January 3, 2025. A copy of the general release of claims to be signed by you, at that time, is attached.
Unless amended by this letter, I confirm that all other terms and conditions in your existing contract of employment remain unchanged.
John, I want to offer my sincere thanks for your continued partnership and outstanding leadership. Together we will achieve the results that will make the difference in Integer's long-term success.
Sincerely,
/s/ Joe Dziedzic
Joe Dziedzic
President & Chief Executive Officer
I have read and understood the terms and conditions in this letter and agree to its contents and to be bound by it.

/s/ John Harris        19/JAN/2024
John Harris